EXHIBIT 99.1

ANTARES PHARMA REPORTS FOURTH QUARTER AND FULL YEAR

2016 OPERATING AND FINANCIAL RESULTS

2016 RESULTS DRIVEN BY CONTINUED GROWTH IN PRODUCT SALES AND SIGNIFICANT PROGRESS IN PIPELINE PROGRAMS

FULL YEAR REVENUE OF $52.2 MILLION INCREASED 14% VERSUS PRIOR YEAR

EWING, NJ, March 14, 2017 -- Antares Pharma, Inc. (NASDAQ: ATRS) today reported operating progress and financial results for the fourth quarter and full year ended December 31, 2016.  The Company reported revenue of $14.2 million for the fourth quarter of 2016 and $52.2 million for the full year ended December 31, 2016.  Net loss per share was $0.03 and $0.16 for the fourth quarter and full year 2016, respectively.

“I am pleased to announce another year of continued strong financial results for the Company and significant progress with a number of our pipeline initiatives which include both internally developed products as well as partnered programs utilizing our device technology,” said Robert F. Apple, President and Chief Executive Officer of the Company.   “Record full year 2016 revenue is the result of the launch of Sumatriptan Injection USP, continued growth of OTREXUP and significant development revenue generated from our alliance business.  In addition, the filing of a New Drug Application for QST with an October 2017 action date was the highlight of our successes in the past year.  We look forward to 2017 and beyond as we anticipate the potential for a number of internal and partnered combination drug-device product approvals over the coming years.”

Fourth Quarter 2016 and Recent Highlights

•	Reported quarterly revenue of $14.2 million and annual revenue of $52.2 million for the fourth quarter and full year ended December 31, 2016.

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Submitted a New Drug Application to the U.S. Food and Drug Administration for QuickShot® Testosterone (QST), a drug-device combination product for the delivery of testosterone enanthate using a subcutaneous auto injector.  QST is intended to treat adult men with low testosterone associated with a condition known as hypogonadism.  The application was subsequently accepted and is currently under active review by the FDA with an October 20, 2017 PDUFA date.

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Announced that Teva Pharmaceutical Industries, Ltd. (Teva) had successfully concluded a decentralized procedure registration process in Europe for its teriparatide injection product.  Teriparatide injection marks the first product approved utilizing Antares’ multi-dose pen technology.  Teriparatide injection is a treatment for osteoporosis in postmenopausal women and men at increased risk of fracture and for glucocorticoid induced osteoporosis in men and women.  Applications for marketing authorizations in Europe are ongoing in each of the countries of application.  Teva awaits final clearance of the intellectual property on the original product.

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Announced that data from the 52 week phase 3 study of the pharmacokinetics and safety of subcutaneous testosterone enanthate delivered through the QuickShot® auto injector was selected for a prestigious oral podium presentation at the 22nd Annual Fall Scientific Meeting of the Sexual Medicine Society of North America in November 2016.  A moderated podium presentation featuring additional data from the same study demonstrated improved psychosexual function in hypogonadal men and was also accepted and presented at the same meeting.

Fourth Quarter and Year End 2016 Financial Results

Revenue was $14.2 million and $52.2 million for the three months and year ended December 31, 2016, respectively, compared to $11.8 million and $45.7 million for the comparable periods in 2015. See Table 1 attached for further details on revenues.

Product sales represent sales of our proprietary products and devices or device components to our partners.  Product sales were $9.7 million and $40.3 million for the three months and year ended December 31, 2016, respectively, compared to $9.0 million and $27.5 million for the comparable periods in 2015.  The increase in product sales for the three months and full year ended December 31, 2016 over the same periods in 2015 was primarily driven by an increase in auto and pen injector sales associated with the launch of sumatriptan injection and continued growth of OTREXUP®.

Development revenues represent amounts earned under arrangements with partners in which we develop new products on their behalf.  Frequently, we receive payments from our partners that are initially deferred and recognized as revenue over a development period or upon completion of defined deliverables.  Development revenue was $3.8 million and $10.2 million for the three months and year ended December 31, 2016, respectively, compared to $0.9 million and $8.9 million for the comparable periods in 2015.

Licensing revenues represent the amounts recognized from up-front or milestone payments received from partners that are initially deferred and recognized over the life of our agreements.  Licensing revenue was $38 thousand and $0.2 million for the three months and year ended December 31, 2016, respectively, compared to $1.1 million and $7.2 million for the comparable periods in 2015.  The decrease in the full year 2016 licensing revenue is primarily related to final recognition of deferred revenue in connection with the termination of our promotion and license agreement with LEO Pharma, Inc. in June of 2015.

Royalty revenue is recognized primarily from the in-market sales of products sold by our partners.  Royalty revenue was $0.7 million and $1.5 million for the three months and year ended December 31, 2016, respectively, compared to $0.8 million and $2.0 million for the comparable periods in 2015.

Gross profit increased in the fourth quarter of 2016 to $7.5 million compared to $5.8 million in the same period in 2015 and decreased for the full year to $23.4 million in 2016 compared to $26.2 million in 2015, primarily due to the termination of our promotion and license agreement with LEO Pharma, Inc.

Operating expenses were $11.7 million and $12.3 million for the fourth quarters of 2016 and 2015, respectively, and $47.5 million and $46.7 million for the years ended December 31, 2016 and 2015, respectively.

Net loss was $4.5 million in the fourth quarter ended December 31, 2016 compared to $6.6 million for the same period in 2015 and $24.3 million for the year ended December 31, 2016 compared to $20.7 million for the full year in 2015.  Net loss per share was $0.03 for the quarter ended December 31, 2016 compared to $0.04 for the same quarter in 2015.  Net loss per share was $0.16 and $0.14 for the years ended December 31, 2016 and 2015, respectively.

At December 31, 2016, cash, cash equivalents and investments were $27.7 million compared to $47.9 million at December 31, 2015.

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Conference Call, Call Replay and Webcast

Antares executives will provide a Company update and review fourth quarter and full year 2016 financial results via webcast and conference call on Tuesday, March 14, 2017, at 8:30 a.m. ET (Eastern Time). The webcast of the conference call, which will include a slide presentation, can be accessed through the link located on the “ATRS Investor Information” section of the Company’s website (www.antarespharma.com) under the “Webcast” tab.  Alternatively, callers may participate in the audio portion of the conference call by dialing 1-888-542-0999 (US), or 1-719-325-2473 (International).  Callers should reference the Antares Pharma conference call or conference identification code 9686901. Callers can access the slide presentation on the “ATRS Investor Information” section of the Company’s website under the “Presentations” tab. Webcast and telephone replays of the conference call will be available from 11:30 a.m. ET on Tuesday, March 14, 2017, through 11:30 a.m. ET on Thursday, April 13, 2017. To access the replay, callers should dial 1-888-203-1112 (US) or 1-719-457-0820 (International) and enter passcode 9686901.

About Antares Pharma

Antares Pharma focuses on self-administered parenteral pharmaceutical products. The Company’s product, OTREXUP® (methotrexate) injection for subcutaneous use, is approved in the U.S. for the treatment of adults with severe active rheumatoid arthritis, children with active polyarticular juvenile idiopathic arthritis and adults with severe recalcitrant psoriasis. The Company’s product Sumatriptan Injection USP, is approved in the U.S. for the acute treatment of migraine and cluster headache and is distributed by Teva Pharmaceutical Industries, Ltd. (Teva).    Antares Pharma is also developing QuickShot® Testosterone for testosterone replacement therapy and has filed a New Drug Application with the Food and Drug Administration. The Company's technology platforms include VIBEX® disposable auto injectors, disposable multi-use pen injectors and reusable needle-free injectors. Antares Pharma has license, development and supply agreements with Teva that include VIBEX® epinephrine, exenatide multi-dose pen, and teriparatide multi-dose pen.  Our reusable needle-free injector for use with human growth hormone (hGH) is sold worldwide by Ferring B.V.  The Company is also working with AMAG Pharmaceuticals on a subcutaneous method for administering Makena, a progesterone product indicated for use in lowering the risk of pre-term birth.  For more information, visit www.antarespharma.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described.  Factors that may cause such differences include, but are not limited to: U.S. Food and Drug Administration (“FDA”) approval of the QST NDA and future market acceptance and revenue for QST; the outcome of the pending patent litigation between Teva Pharmaceutical Industries, Ltd. (Teva) and Eli Lilly and Company regarding the Teriparatide multi-dose pen; FDA action with respect to Teva’s Abbreviated New Drug Application (“ANDA”) for the Teriparatide multi-dose pen and the timing and approval, if any, by the FDA of the same; Teva’s ability to adequately and timely respond to the Complete Response Letter received from the FDA for the VIBEX® epinephrine pen ANDA and approval by the FDA of the same, the timing and therapeutic equivalence rating thereof, and any future purchase orders and revenue pre or post FDA approval; Teva’s ability to successfully commercialize VIBEX® Sumatriptan Injection USP and the amount of revenue from the same; FDA action with respect to Teva’s ANDA filed for the Exenatide pen and future revenue from the same; continued growth of prescriptions and sales of OTREXUP®;  the timing and results of the development project with AMAG Pharmaceuticals for an auto injector for Makena; the timing and results of research projects, clinical trials,  and product candidates in development; actions by the FDA or other regulatory

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agencies with the respect to the Company’s products or product candidates of its partners; continued growth in product, development, licensing and royalty revenue; the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ''may'', ''will'', ''should'', ''would'', ''expect'', ''intend'', ''plan'', ''anticipate'', ''believe'', ''estimate'', ''predict'', ''potential'', ''seem'', ''seek'', ''future'', ''continue'', or ''appear'' or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and in the Company's other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contacts:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

TABLES FOLLOW

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ANTARES PHARMA, INC.

Table 1 – CONSOLIDATED REVENUE DETAILS

(amounts in thousands, except for percentages)

(unaudited)

	Three Months Ended December 31,		Increase	Year Ended December 31,			Increase
	2016	2015	(Decrease)	2016	2015		(Decrease)
OTREXUP®	$4,121	$3,307	25%	$15,145	$13,250		14%
Auto injector and pen injector devices	3,877	4,873	(20%)	19,713	10,080		96%
Needle-free injector devices and components	1,740	863	102%	5,460	4,203		30%
Total product sales	9,738	9,043	8%	40,318	27,533		46%
Development revenue	3,767	868	334%	10,235	8,892		15%
Licensing revenue	38	1,130	(97%)	166	7,242	(1)	(98%)
Royalties	653	763	(14%)	1,503	1,991		(25%)
Total revenue	$14,196	$11,804	20%	$52,222	$45,658		14%

(1)	Licensing revenue for the year ended December 31, 2015 included $6.0 million recognized under a promotion and marketing agreement with LEO Pharma, which was terminated in June 2015.

ANTARES PHARMA, INC.

Table 2 – CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue:
Product sales	$9,738	$9,043	$40,318	$27,533
Development revenue	3,767	868	10,235	8,892
Licensing revenue	38	1,130	166	7,242
Royalties	653	763	1,503	1,991
Total revenue	14,196	11,804	52,222	45,658
Cost of revenue	6,689	5,975	28,817	19,458
Gross profit	7,507	5,829	23,405	26,200
Research and development	5,572	5,642	21,127	19,731
Selling, general and administrative	6,155	6,677	26,395	26,931
Total operating expenses	11,727	12,319	47,522	46,662
Operating loss	(4,219)	(6,490)	(24,116)	(20,462)
Other income (expense)	(181)	39	(122)	(22)
Net loss before income taxes	(4,400)	(6,451)	(24,239)	(20,484)
Income tax provision	100	175	100	175
Net loss	$(4,500)	$(6,626)	$(24,339)	$(20,659)
Basic and diluted net loss per common share	$(0.03)	$(0.04)	$(0.16)	$(0.14)
Basic and diluted weighted average common shares outstanding	155,111	154,829	154,992	146,594

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ANTARES PHARMA, INC.

Table 3 – CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	December 31,	December 31,
	2016	2015
Assets
Cash, cash equivalents and investments	$27,715	$47,911
Accounts receivable	9,073	7,952
Inventories	5,327	5,724
Equipment, molds, furniture and fixtures, net	17,867	14,793
Patent rights, net	2,045	2,435
Goodwill	1,095	1,095
Other assets	3,203	4,652
Total Assets	$66,325	$84,562

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$13,758	$11,675
Deferred revenue	7,349	5,844
Stockholders’ equity	45,218	67,043
Total Liabilities and Stockholders’ Equity	$66,325	$84,562

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